Exhibit 99.1

ClearPoint Business Resources, Inc. Announces First Quarter 2007 Financial Results

CHALFONT, PA – May 21, 2007 – ClearPoint Business Resources, Inc. (“ClearPoint” or the “Company”) (Nasdaq: CPBR), a workforce management solutions provider, announced financial results for the quarter ended March 31, 2007.

First Quarter 2007 Highlights:

•	Revenues of $ 32.8 million in Q1 2007, an increase of 38.8% from $23.8 million in Q1 2006

•	Proforma EBITDA with adjustments of $1.0 million in Q1 2007. In Q1 2006, the EBITDA for ClearPoint was $1.0 million

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ClearPoint established the Workforce Road Map Team to roll out new customer initiatives, such as the I-Driver Product for a Fortune 500 trucking customer and the I-Scientist Product for a leading consumer products customer.

•	ClearPoint signed a licensing arrangement for its VMS software tool to the 15th largest staffing provider in the United States according to Staffing Industry Executive.

•	ClearPoint announced the launch of its eM-Gate suite of technologies, the gateway to workforce management.

•	6 new branch locations opened in the first quarter

•	ClearPoint successfully completed its merger with Terra Nova Acquisition Corporation (“TNAC”) on February 12, 2007

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ClearPoint successfully completed its acquisition of certain assets and liabilities of ALS, LLC and its subsidiaries (doing business as Advantage Services Group (“ASG”) on February 23, 2007. ASG is a Florida-based provider of customized consultative labor solutions throughout the United States, which had $103 million of revenues and $3 million of EBITDA for the year ended December 31, 2006. This acquisition has expanded ClearPoint’s existing workforce management solutions operations. ClearPoint has begun to successfully integrate ASG into its organization. The financial results include ASG only from the date of closing.

Review of First Quarter 2007 Earnings and Adjustments:

The completion of two significant transactions (merger with TNAC and purchase of ASG) in Q1 2007 created numerous one-time charges and other related expenses for the quarter. Set forth below is an explanation of the charges and expenses and how such costs affected the earnings for the first quarter.

• Net Income (Loss) From Operations:	$(2.3 million	)

• Depreciation and Amortization:	$1.1 million

• EBITDA * (1)	$(1.2 million	)

* earnings before interest depreciation and taxes

The adjustments to EBITDA for Q1 2007 for one time charges and transaction related expenses are set forth below as follows:

• EBITDA (1)	$(1.2 million	)

• Transaction bonus payments to management*(2)	$1.0 million

* cash and stock

• Settlement payment for Non Compete claims* (2)	$0.4 million

* relates to 27 new hires

• ASG transaction costs (legal, accounting, etc.) (2)	$0.2 million

• Net Loss of Organic Expansion*(2)	$0.6 million

* 6 new locations and 27 new hires

• Adjusted EBITDA (2):	$1.0 million

(1) EBITDA is equal to Income (loss) from operations plus Depreciation and amortization. Adjusted EBITDA is equal to Income (loss) from operations plus Depreciation and amortization plus Non-recurring items. ClearPoint believes that the presentation of EBITDA and Adjusted EBITDA included in this release provides useful information to investors regarding our results of operations because they assist in analyzing and benchmarking the performance and value of our business. Although we use EBITDA and Adjusted EBITDA as a financial measure to assess the performance of our business, their use is limited because they do not contain material costs, such as interest and taxes, necessary to operate our business. EBITDA and Adjusted EBITDA should be considered in addition to and not a substitute for Income (loss) from operations and Net income (loss) in accordance with GAAP as a measure of performance.

(2) Non-recurring items reflect one-time, non-recurring expenses. Payments to management included regional managers, CFO, COO and other key personnel.

Revenues for the three months ended March 31, 2007 and 2006 were $32.8 million and $23.8 million, respectively, which represent an increase of $9 million or 38%. The increase included approximately $9.6 million from the acquisition of the ASG on February 23, 2007. Due to the acquisition of ASG, ClearPoint delayed the roll out of its I-Driver, customized managed service program for one of its major transportation clients, which is now projected to commence during the second quarter of 2007. At the end of 2006, ClearPoint decided to discontinue its Transportation Owner Operator Program due to adverse trends in the workers compensation risks related to the division. The remaining decrease of $0.5 million was caused substantially by the discontinuation of ClearPoint’s Owner Operator program, largely offset by the organic growth in ClearPoint’s first year transportation and logistics offices.

Accounts Receivable for the quarter increased $9.7 million to $20.9 million due to the additional receivables related to the purchase of contracts from ASG. The average days outstanding for ClearPoint increased due to delay in invoicing relating to ASG system conversion that occurred in the first quarter.

Gross profit for the first quarter of fiscal 2007 was $5.9 million, an increase of $1.4 million. The Company reported a slight decrease in gross margins from 18.8% to 18.0% in the first quarter of fiscal 2007 compared to same period in the prior year. The decrease is was due to lower margin business of ASG and the organic growth in ClearPoint’s human resource outsourcing business which have lower margins but longer term contracts.

Selling, general and administrative expenses (“SG&A”) for the three months ended March 31, 2007 and 2006 were $7.1 million and $3.4 million, respectively, which represent an increase of $3.7 million. SG&A expenses included approximately $1.5 million SG&A expenses from the acquisition of ASG and an additional $0.2 million of costs related to the completion and due diligence of the ASG acquisition. In addition, stock based compensation and one-time bonus payments of $1.0 million was expensed in the three months ended March 31, 2007 as a result of stock options granted at the end of the quarter in line with the implementation of the Company’s long-term incentive plan, as well as, one-time bonus payments due to the successful closing of the Merger. Expansion of new transportation and logistics offices, as well as the hiring of new regional management to operate the expansion in offices and revenue represented approximately $0.7 million of the increased SG&A. The Company also incurred one-time payments of $0.4 million relating to non-compete agreements of new ClearPoint employees. As a percentage of revenue, SG&A increased from 14.5% to 21.6% over the comparative periods largely as a result of the factors discussed.

The Company reported a net loss for the quarter of $4.2 million versus a net loss of $0.4 million in the year ago quarter. Interest expense was $0.6 million for the first quarter of 2007 as compared to $0.8 million in the first quarter of 2006. Interest expense on warrant liability ceased after the Company merged with TNAC on February 12, 2007, as the warrants that gave arise to the interest expense were redeemed by the Company at the closing. Interest expense on warrant liability in the first quarter of 2007 was zero compared to $0.1 million in the first quarter 2006. ClearPoint recorded a non-recurring one-time expense of $1.9 million related to a prepayment penalty on early retirement of debt, there was no such charge in the first quarter of 2006.

In the first quarter of 2007 ClearPoint continued to deliver customized Workforce Road Map solutions including call center support for a large wireless provider; recruitment process outsourcing for a national restaurant chain; human resource outsourcing for a business services company and a hospitality chain.

Michael Traina, CEO of ClearPoint states, “It was an exciting first quarter for ClearPoint. We completed our public offering, we completed a large strategic acquisition, we opened six new locations and we continued to organically grow our business. As we look to the future, we believe that we are well positioned to execute on opportunities in the human capital market. With the launch of our eM-Gate suite of technologies and our new office locations, ClearPoint can provide dynamic solutions on a national scope with its 53 service locations that cover 40 states.”

Investor Conference Call

As previously announced, ClearPoint will hold a conference call to discuss the first quarter 2007 results at 5:30 p.m. ET on Monday, May 21, 2007. Interested parties may access the call toll free by calling (888) 694-4767 from within the United States, or (973) 582-2751 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 28, 2007, and can be accessed by dialing (877) 519-4471 (U.S.) or (973) 341-3080 (International), PIN: 8734399. This call is being web cast by ViaVid Broadcasting and can be accessed at ClearPoint’s website at www.clear-point.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed for 30 days after the call on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About ClearPoint

ClearPoint is a workforce management solutions provider based in Chalfont, Pennsylvania, near Philadelphia. ClearPoint’s business was founded in 2001 and currently operates through 53 branches across the United States with over 280 corporate employees and over 6,000 field associates. ClearPoint focuses on human resource/staff outsourcing, vendor management services, customized managed service programs, and workforce optimization. ClearPoint is also known for its project-based staff augmentation service which includes full service project solutions, executive search and permanent placement services, contract recruiting services and short- and long-term hourly-based assignments.

ClearPoint was recently recognized in an elite group of 100 companies in its industry with at least $100 million of revenue in the May 2006 issue of Staffing Industry Report, which published its annual list of top staffing and human resource outsourcing companies. ClearPoint (referred to as Mercer Staffing, its prior name, in the article) was also recently recognized as the 17th fastest growing private company in the United States in the “Inc. 500” in the September 2006 issue of Inc. Magazine.

For more information about ClearPoint, visit www.clear-point.com. For more information about ASG, visit ASG’s website at www.callasg.com.

Forward-Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements: business conditions; weather and natural disasters; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries, investigations and related litigation; continued compliance with government regulations; changes in legislation or regulatory environments; requirements or changes adversely affecting the businesses in which ClearPoint is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from other service providers; general economic conditions; geopolitical events; disruption of our ongoing businesses, diversion of management attention, difficulties in integration and other unanticipated costs resulting from our acquisitions of other businesses and assets; and regulatory changes; as well as other relevant risks detailed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. ClearPoint does not assume any obligation to update the information contained in this press release.

Further Information / Investor Relations

Bryan Kobel, Investor Relations

Hayden Communications

(646) 383-7621

Chris Ferguson, President

ClearPoint Business Resources, Inc.

(215) 997-7710

ClearPoint Business Resources, Inc.

Consolidated Statements of Operations

(in thousands of US dollars)

	3 Months Ended March 31,
	2007(3)	2006
Revenue	32,849	23,759

Cost of services	26,942	19,290

Gross profit	5,907	4,469

Selling, general and administration expense	7,105	3,435

Depreciation and amortization	1,139	776

Income (loss) from operations	(2,337)	258

Other income	127	7

Interest expense	(561)	(822)

Interest expense on warrant liability	—	(115)

Prepayment penalty on early retirement of debt	(1,950)	—

Net loss before taxes	4,721	672

Income tax expense (benefit)	(474)	(230)

Net loss	4,247	442

Loss per common share Basic and diluted	$(0.43)	$(0.07)

Weighted average common shares outstanding Basic and diluted	9,815,444	6,051,549

(3)	Fiscal 2007 includes the acquisition of ALS, LLC and its subsidiaries doing business as Advantage Services Group.

ClearPoint Business Resources, Inc.

Consolidated Balance Sheets

(in thousands of US dollars)

	March 31, 2007	December 31, 2006
Cash and cash equivalents	157	500
Accounts receivable	20,866	11,198
Unbilled revenue	2,071	2,055
Prepaid expenses and other current assets	4,492	1,585
Deferred income taxes	524	158

Total current assets	28,111	15,496

Fixed assets, net	1,392	651
Intangible assets, net	8,987	2,455
Goodwill	16,822	256
Deferred income taxes, net of current	751	571
Deferred financing costs, net	142	399
Other assets	2,574	2,425

Total assets	58,777	22,253

Accounts payable	2,266	1,720
Accrued expenses and other liabilities	5,166	2,064
Accrued payroll and related taxes	3,724	2,124
Retirement benefit payable	77	68
Current portion of notes payable	2,042	450
Current portion of long-term debt	600	—

Total current liabilities	13,874	6,426

Revolving credit facility	15,143	—
Long-term debt, net of current	3,690	13,755
Notes payable – net of current	908	—
Notes payable stockholders	1,210	1,210
Liability for warrants issued	—	3,292
Retirement benefit payable, net of current	275	284

Total liabilities	35,101	24,967

Common stock	1	1
Paid in capital	31,236	599
Accumulated deficit	(7,561)	(3,314)

Total stockholders’ equity (deficit)	23,677	(2,714)

Total liabilities & stockholders’ equity (deficit)	58,777	22,253

Totals may not add due to rounding